UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 16, 2005
(Date of earliest event reported)

Inland American Real Estate Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-51609	34-2019608
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

Our joint venture, Minto Builders (Florida), Inc., referred to herein as MB REIT, acquired the following property on the date indicated below:

Stables at Town Center; Spring, Texas

On December 16, 2005, MB REIT purchased from unaffiliated third parties, A-5 25 Spring Cypress - Champion Forest L.P. and Spring Cypress - Champion Forest 24, L.P., a fee simple interest in an existing retail center in Spring, Texas for a cash purchase price of approximately $27.9 million of which $3.1 million was placed in a separate escrow to fund a future earnout of 14,882 gross leasable square feet of vacant space. A third party escrow agent retains the funds until the sellers have met their contractual obligation for these spaces. The escrow is maintained by the escrow agent for a period not to exceed thirty-six (36) months and the amount was determined by a gross rent multiplier using a base rent per square foot amount based on current local economic market rents.  The funds will be released by the escrow agent once the tenant's leases have been approved by MB REIT and the tenants have moved into their space and rent has commenced. The purchase price may fluctuate up to 10% of the escrow amount due to the base rent amount stipulated in the lease as compared to the base rent multiplier used to determine the escrowed amount.  The building contains approximately 87,228 of gross leasable square feet (excluding ground lease space).

Item 9.01.  Financial Statements, ProForma Financial Information and Exhibits

(a)

Financial Statements

Audited financial statements will be filed for Stables at Town Center as part of the New Quest Properties Portfolio under Rule 3-14 of the Securities and Exchange Commission Regulation S-X.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Lori J. Foust
Name:	Lori J. Foust
Title:	Treasurer and Principal Accounting Officer
Date:	December 20, 2005